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                    CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Culp, Inc.:

We consent to incorporation by reference in this Registration Statement on Form S-8 of Culp, Inc. of our report dated June 1, 1995, relating to the consolidated balance sheets of Culp, Inc. as of April 30, 1995 and May 1, 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 1995 which report is incorporated by reference in the April 30, 1995 annual report on Form 10-K of Culp, Inc.

Our report refers to the adoption of the provisions of the Financial Accounting Standards Board s Statement of Financial
Accounting Standards  No. 109,  "Accounting for  Income Taxes,"  in
1994.




                                            KPMG PEAT MARWICK LLP

Greensboro, North Carolina
September 18, 1995